As filed with the Securities and Exchange Commission on March 21, 1995.
                                          Registration No. 33-

                        SECURITIES AND EXCHANGE
                              COMMISSION
                        Washington, D.C. 20549

                              FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

               Automatic Data Processing, Inc.
   (Exact name of registrant as specified in its charter)



   DELAWARE                               22-1467904
   (State or other                        (I.R.S. Employer
   jurisdiction of incorporation)         Identification No.)

                        One ADP Boulevard
                  Roseland, New Jersey 07068
                     Phone: (201) 994-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        JAMES B. BENSON, ESQ.
            Corporate Vice President and General Counsel
                         One ADP Boulevard
                     Roseland, New Jersey 07068
                           (201) 994-5000
      (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

                               Copy to:
                      RICHARD S. BORISOFF, ESQ.
               Paul, Weiss, Rifkind, Wharton & Garrison
                     1285 Avenue of the Americas
                       New York, New York 10019
                            (212) 373-3000

       Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement as determined by the Selling Stockholders.
       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[]
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]



                     CALCULATION OF REGISTRATION FEE


===========================================================================
   Title of     Shares     Proposed Maximum  Proposed Maximum   Amount of
Shares to be    to be      Offering Price    Aggregate Offering Registration
Registered    Registered  Per Share(1)      Price (1)          Fee
Common Stock,
$.10 par value
per share ...   258,868    $62.438            $16,163,071          $5573.55
===========================================================================
   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sales prices of the Common Stock on March 15, 1995 as reported on the New York
Stock Exchange.
                     ------------------------------
       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

      Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

             SUBJECT TO COMPLETION, DATED MARCH 21, 1995

   PROSPECTUS
                   AUTOMATIC DATA PROCESSING, INC.

                            258,868 Shares

                             Common Stock



     This Prospectus relates to 258,868 shares (the "Shares" ) of common stock, $.10 par value ( "Common Stock" ), of Automatic Data Processing, Inc. (the "Company" ). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders" ) from time to time or at one time in transactions on the New York Stock Exchange, the Chicago Stock Exchange or the Pacific Stock Exchange, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary compensation). See "Selling Stockholders" and "Plan of Distribution".

     The Selling Stockholders received the Shares from the Company in connection with an agreement dated as of February 23, 1995, whereby ADP Mergerco, Inc., a wholly-owned subsidiary of the Company, was merged with and into Hayes-Ligon Corporation, a Maryland corporation owned by the Selling Stockholders, in a pooling-of-interests transaction. See "Selling Stockholders". The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act" ). See Plan of Distribution.

     The shares of Common Stock of the Company are traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. On March 20, 1995, the last sales price for the shares of Common Stock as reported on the New York Stock Exchange was $63-7/8 per share.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR
                           DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS. ANY REPRESENTATION
                        TO THE CONTRARY IS A
                         CRIMINAL OFFENSE.



               The date of this Prospectus is March   , 1995.

                        AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act" ), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the
    "Commission" ). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W.,
   Washington, D.C. 20549; and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400,
   Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.
   The Company's Common Stock is listed on the New York Stock
   Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange, and such reports, proxy statements and other information concerning the Company can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the office of the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90014 and 310 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement (the "Registration Statement" ) under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this Prospectus: (a) Annual Report on Form 10-K for the fiscal year ended June 30, 1994; (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1994 and December 31, 1994; and (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Exchange Act filed with the Commission on January 21, 1992, including all amendments and reports filed for the purpose of updating such description. All of the above referenced documents were filed under Commission File
   No. 1-5397.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information).




                             THE COMPANY

     Automatic Data Processing, Inc., incorporated in Delaware in
   1961, and its subsidiaries are engaged in the computing services business. The Company's principal executive offices are located at One ADP Boulevard, Roseland, New Jersey 07068 (telephone (201) 994-5000). As used in this Prospectus, the term the "Company" means Automatic Data Processing, Inc. and its consolidated subsidiaries, unless the context otherwise requires.


                           USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.


                         SELLING STOCKHOLDERS

     The Selling Stockholders received the Shares from the Company in connection with an agreement dated as of February 23, 1995, whereby
   ADP Mergerco, Inc., a wholly-owned subsidiary of the Company, was merged with and into Hayes-Ligon Corporation, a Maryland corporation owned by the Selling Stockholders, in a pooling-of-interests transaction (the "Pooling" ). Stephen Hayes is currently the Vice President and General Manager of Hayes-Ligon Corporation, a part of the Dealer
   Services division of the Company. Richard Hyatt is the Vice President of operations of Hayes-Ligon Corporation. All other Selling Stockholders are neither officers nor directors of the Company or any of its divisions. The following table sets forth with respect to each of the Selling Stockholders (i) the number of Shares beneficially owned as of February 28, 1995 and prior to the offering contemplated hereby (approximately 10% of the shares held by each Selling Stockholder are held in escrow pursuant to the agreements under which the Pooling was consummated), (ii) the maximum number of Shares which may be sold in the offering and (iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all the Shares set forth in
   (ii) above:


                      Beneficial Ownership              Beneficial Ownership
                        Prior to Offering   Shares To Be  After Offering
   Selling Stockholder      Shares   Percentage   Sold   Shares   Percentage

   Larry S. Hayes           55,284       *       55,284     0          0
   Richard Hyatt            15,030/1     *       15,030     0          0
   William Ligon            52,801       *       52,801     0          0
   Harold R. Brawner        35,748       *       35,748     0          0
   Larry G. Settle          32,166/2     *       32,166     0          0
   William A. Ward          16,547       *       16,547     0          0
   David Settle             11,032       *       11,032     0          0
   John R. Pfeffer              74       *           74     0          0

                      Beneficial Ownership              Beneficial Ownership
                        Prior to Offering   Shares To Be  After Offering
   Selling Stockholder      Shares   Percentage   Sold   Shares   Percentage
   AMS-J Trust,             10,913       *       10,913     0          0
     John M. Scott, Jr.,
     Trustee
   Bernard F. Snyder         5,516       *        5,516     0          0
   Gary Allen Dove           3,921       *        3,921     0          0
   The Arthur C. Henrie      3,351       *        3,351     0          0
     Self-Directed Individual
     Retirement Account
   Yewell G. Lawrence        3,351       *        3,351     0          0
   The John R. Pfeffer       3,267       *        3,267     0          0
     Self-Directed Individual
     Retirement Account
   Melinda Pfeffer           3,267       *        3,267     0          0
   Steven S. Pfeffer         3,267       *        3,267     0          0
   The Henry B. Pfeffer      1,111       *        1,111     0          0
     Irrevocable Trust
   The Jane Sager Pfeffer    1,111       *        1,111     0          0
     Irrevocable Trust
   The Charlotte C. Pfeffer  1,111       *        1,111     0          0
     Irrevocable Trust
   ______________________
   *  Less than 1%
   1/ All shares are subject to currently exercisable options.
   2/ Includes 14,703 shares subject to currently exercisable options.



                         PLAN OF DISTRIBUTION

     The sale of the Shares by the Selling Stockholders may be effected from time to time or at one time in transactions on the New York Stock Exchange, the Chicago Stock Exchange or the Pacific Stock Exchange, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at fixed prices, related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers might act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                               EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30,
   1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                            LEGAL OPINION

     The validity of the authorization and issuance of the securities offered hereby is being passed upon for the Company by James B. Benson, Esq., Corporate Vice President and General Counsel of the Company. As of the date hereof, Mr. Benson beneficially owns 28,166 shares of the Company's Common Stock.

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                          TABLE OF CONTENTS

                                                                  Page
 Available Information . . . . . . . . . . . . . . . . . . . . . . . 2
 Incorporation of Certain Documents by
     Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
 The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . 3
 Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . 3
 Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . 4
 Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
 Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . 5


                            258,868 Shares



                            AUTOMATIC DATA
                           PROCESSING, INC.




                             Common Stock





                         P R O S P E C T U S


                            March __, 1995

                                PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.




     Registration fee to the Securities
     and Exchange Commission . . . . . . . . . . . . . . . . . . . $ 4,849


     Accounting fees and expenses. . . . . . . . . . . . . . . . . $ 2,000


     Legal fees and expenses . . . . . . . . . . . . . . . . . . . $ 4,000


     Miscellaneous expenses. . . . . . . . . . . . . . . . . . . . .$ 1,151


          Total. . . . . . . . . . . . . . . . . . . . . . . . . . .$12,000


 The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the Selling Stockholders, will be paid by the Company.


Item 15. Indemnification of Directors and Officers.

 Provision for indemnification of directors and officers is made in
Section 145 of the Delaware General Corporation Law.

 Article Fifth, Sections 3 and 4 of the Company's Amended
Restated Certificate of Incorporation provide as follows:

   "The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. In addition, the Corporation shall, in the manner and to the extent as the By-laws of the Corporation shall provide, indemnify to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, such other persons as the By-laws shall provide, and may purchase and maintain insurance on behalf of such other persons."

    "A director of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
 (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to any acts or omissions occurring prior to, such repeal or modification."

 Finally, Article XIV, Section 6 of the Company's By-laws provides as follows:

    "Section 6.  Indemnification of Directors and Officers and
 Others: The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular
 Section 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. This indemnification applies to all directors and officers of the Corporation who sit on the boards of non-profit corporations in keeping with the Corporation's philosophy."

   "The Corporation shall indemnify any other person or employee who may have served at the request of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Section 145 thereof) so long as such person or employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, further, so long as his actions were not in violation of corporate policies and directives."

 As permitted by Section 145 of the General Corporation Law of the State of Delaware and the Company's Certificate and By-Laws, the Company also maintains a directors and officers liability insurance policy which insures, subject to certain exclusions, deductibles and maximum amounts, directors and officers of the Company against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as directors and officers.


Item 16. Exhibits.

 A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.


Item 17. Undertakings.

 (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (b)   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
 Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey, on the 21st day of March, 1995.

                            AUTOMATIC DATA PROCESSING, INC.
                                    (Registrant)



                            By /s/ Josh S. Weston
                              Josh S. Weston, Chairman and
                             Chief Executive Officer


 Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated.




     Signature                       Title                        Date
  /s/ Josh S. Weston         Chairman of the Board and       March 21, 1995
     (Josh S. Weston)        Director (Principal Executive
                             Officer)

  /s/ Fred D. Anderson, Jr.  Chief Financial Office and     March 21, 1995
    (Fred D. Anderson, Jr.)  Corporate Vice President
                             (Principal Financial Officer)

  /s/ Richard J. Haviland    Controller and Corporate Vice  March 21, 1995
    (Richard J. Haviland)    President

  (Joseph A. Califano, Jr.)  Director                       March 21, 1995

    (George H. Heilmeier)    Director                       March 21, 1995

    (Leon G. Cooperman)      Director                       March 21, 1995

  /s/ Edwin D. Etherington   Director                       March 21, 1995
    (Edwin D. Etherington)

    (Ann Dibble Jordan)      Director                       March 21, 1995

  /s/ Harvey M. Krueger      Director                       March 21, 1995
    (Harvey M. Krueger)

  /s/ Charles P. Lazarus     Director                       March 21, 1995
    (Charles P. Lazarus)

    (Frederic V. Malek)      Director                       March 21, 1995

  /s/ Henry Taub             Director                       March 21, 1995
    (Henry Taub)

  /s/ Laurence A. Tisch      Director                       March 21, 1995
    (Laurence A. Tisch)

  /s/ Arthur F. Weinbach     Director                       March 21, 1995
    (Arthur F. Weinbach)

                                EXHIBIT INDEX

Exhibit                      Exhibit                             Sequentially
Number                                                             Numbered
                                                                     Page

4.1 Amended Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1987)

4.2 Bylaws of the Registrant, as amended (incorporated by reference to Exhibit (3)-#2 to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991)

4.3 Form of the Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.4 to Registrant's Registration Statement on Form S-3 filed with the Commission on January 21, 1992)

5 Opinion of James B. Benson, Esq. as to the legality of the securities being registered hereby

23.1  Consent of James B. Benson, Esq. (included in Exhibit 5)

23.2  Consent of Deloitte & Touche LLP